Exhibit 99.1

Level 3 Reports First Quarter 2014 Results

First Quarter 2014 Highlights

•                  Core Network Services revenue grew 6.6 percent year-over-year, on a constant currency basis

•                  Enterprise Core Network Services revenue grew 11 percent year-over-year, on a constant currency basis

•                  Gross margin increased to 61.8 percent in the first quarter 2014, from 60.1 percent in the first quarter 2013

•                  Strong Adjusted EBITDA of $458 million

•                  Free Cash Flow improved by $140 million, compared to the first quarter 2013

•                  Based on strong first quarter performance, raising outlook for Adjusted EBITDA and Free Cash Flow for the full year 2014

BROOMFIELD, Colo., April 30, 2014 — Level 3 Communications, Inc. (NYSE: LVLT) reported total revenue of $1.609 billion for the first quarter 2014, compared to $1.577 billion for the first quarter 2013.

In the first quarter 2014, the company generated net income of $112 million and basic and diluted earnings per share of $0.48 and $0.47, respectively. For the first quarter 2013, the company had a net loss of $78 million and $0.36 per share (basic and diluted), including $0.11 in foreign exchange losses in EMEA and Latin America and a $0.10 loss for the devaluation of the Venezuelan Bolivar.

Adjusted EBITDA was $458 million in the first quarter 2014. For the first quarter 2013, Adjusted EBITDA on a pro forma basis was $371 million, which has been adjusted to include $15 million in bonus-related non-cash compensation expense in that quarter. In 2013, the company accrued 60 percent of its annual employee bonus compensation expense in the form of equity. For 2014, the company is accruing 100 percent of its bonus compensation expense in cash.

“We started out the year with another good quarter,” said Jeff Storey, president and CEO of Level 3. “The results reflect our focus on execution and emphasis on profitable growth. We continue to capture market share by helping enterprises optimize their cost structure while moving to newer, more scalable technologies.”

Financial Results

Metric ($ in millions)	First Quarter 2014	First Quarter 2013
Core Network Services Revenue	$1,457	$1,372
Wholesale Voice Services and Other Revenue	$152	$205
Total Revenue	$1,609	$1,577
Adjusted EBITDA (1)(2)	$458	$371
Capital Expenditures	$163	$169
Unlevered Cash Flow(1)	$106	$28
Free Cash Flow(1)	$(22)	$(162)
Gross Margin(1)	61.8%	60.1%
Adjusted EBITDA Margin (1)(2)	28.5%	23.5%
Net Income (Loss)	$112	$(78)
Basic Earnings Per Share	$0.48	$(0.36)
Diluted Earnings Per Share	$0.47	$(0.36)

(1)         See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

(2)         In 2013, the company accrued 60 percent of its annual employee bonus compensation expense in the form of equity and 40 percent in cash, compared to 100 percent cash in 2014. The amount of the bonus accrued as equity based compensation in the first quarter of 2013 was $15 million. Adjusted EBITDA and the resulting Adjusted EBITDA margin in the first quarter of 2013 have been adjusted on a pro forma basis to include the $15 million to present the results on a consistent basis with the accrual of bonus compensation expense in 2014 as 100 percent cash.

Revenue

Core Network Services (CNS) Revenue ($ in millions)	First Quarter 2014	First Quarter 2013	Percent Change, Constant Currency
North America	$1,043	$967	8%
Wholesale	$368	$372	(1)%
Enterprise	$675	$595	14%

EMEA	$225	$223	(3)%
Wholesale	$87	$89	(6)%
Enterprise	$138	$134	(1)%

Latin America	$189	$182	12%
Wholesale	$40	$40	8%
Enterprise	$149	$142	13%

Total CNS Revenue	$1,457	$1,372	7%
Wholesale	$495	$501	(1)%
Enterprise	$962	$871	11%

Core Network Services (CNS)

CNS revenue was $1.457 billion in the first quarter 2014, increasing 6.6 percent year-over-year on a constant currency basis.

“The first quarter 2014 marks the ninth consecutive quarter of growth in Enterprise CNS revenue, which grew 11 percent year-over-year on a constant currency basis,” said Sunit Patel, executive vice president and CFO of Level 3. “We saw strength in the quarter in part due to turning up service ahead of schedule and better than expected usage revenue.”

Deferred Revenue

The deferred revenue balance was $1.163 billion at the end of the first quarter 2014, compared to $1.129 billion at the end of the first quarter 2013.

Cost of Revenue

Cost of revenue was $614 million in the first quarter 2014, compared to $629 million in the first quarter 2013.

Gross margin increased to 61.8 percent for the first quarter 2014, compared to 60.1 percent in the first quarter 2013.

Selling, General and Administrative Expenses (SG&A)

Excluding non-cash compensation expense, SG&A declined to $537 million in the first quarter 2014, compared to $577 million in the first quarter 2013, on a pro forma basis to include the $15 million in bonus-related non-cash compensation.

Including non-cash compensation expense, SG&A was $547 million for the first quarter 2014. This compared to $599 million for the first quarter 2013. Non-cash compensation expense was $10 million for the first quarter 2014. For the first quarter 2013, non-cash compensation was $22 million, excluding the $15 million in bonus-related non-cash compensation.

Adjusted EBITDA

For the first quarter 2014, Adjusted EBITDA increased to $458 million. This compared to Adjusted EBITDA for the first quarter 2013 of $371 million, on a pro forma basis.

Adjusted EBITDA margin increased to 28.5 percent for the first quarter 2014, compared to Adjusted EBITDA margin of 23.5 percent for the first quarter 2013, on a pro forma basis.

Cash Flow and Liquidity

During the first quarter 2014, Unlevered Cash Flow was $106 million, compared to $28 million in the first quarter 2013.

Free Cash Flow was negative $22 million for the first quarter 2014, compared to negative $162 million in the first quarter 2013.

Capital expenditures were $163 million for the first quarter 2014, compared to $169 million for the first quarter 2013.

As of March 31, 2014, the company had cash and cash equivalents of approximately $607 million.

Business Outlook

“With the performance in CNS revenue and Adjusted EBITDA this quarter, we are updating our full year 2014 outlook,” said Patel. “We now expect Adjusted EBITDA to grow 14 to 18 percent for the full year 2014 compared to our prior outlook of 11 to 14 percent. In addition, we expect to generate Free Cash Flow in the range of $250 to $300 million for the full year 2014 up from our prior outlook range of $225 to $275 million. All other outlook measures are unchanged.”

Conference Call and Web Site Information
Level 3 will hold a conference call to discuss the company’s first quarter 2014 results today at 10 a.m. ET. The call will be broadcast live on Level 3’s Investor Relations website at http://investors.level3.com/investor-relations/presentations-and-events/default.aspx. Additional information regarding the first quarter 2014 results, including the presentation that management will review on the conference call, will be available on Level 3’s Investor Relations website. If you are unable to join the call via the Web, the call can be accessed live at 1 877-283-5643 (U.S. Domestic) or 1 312-281-1201 (International). Questions can also be sent to Investor.Relations@Level3.com.

The call will be archived and available on Level 3’s Investor Relations website or can be accessed as an audio replay starting at 2 p.m. ET on April 30 until 1 p.m. ET on July 29. The replay can be accessed by dialing 1 800-633-8284 (U.S. Domestic) or 1 402-977-9140 (International), conference code 21711663.

For additional information, please call 1 720-888-2518.

About Level 3 Communications

Level 3 Communications, Inc. (NYSE: LVLT) is a Fortune 500 company that provides local, national and global communications services to enterprise, government and carrier customers. Level 3’s comprehensive portfolio of secure, managed solutions includes fiber and infrastructure solutions; IP-based voice and data communications; wide-area Ethernet services; video and content distribution; data center and cloud-based solutions. Level 3 serves customers in more than 500 markets in over 60 countries over a global services platform anchored by owned fiber networks on three continents and connected by extensive undersea facilities. For more information, please visit www.level3.com or get to know us on Twitter, Facebook and LinkedIn.

© Level 3 Communications, LLC. All Rights Reserved. Level 3, Level 3 Communications, Level (3) and the Level 3 Logo are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries. Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners. Level 3 services are provided by subsidiaries of Level 3 Communications, Inc.

Forward-Looking Statement

Some statements made in this press release are forward-looking in nature and are based on management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. Important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the company’s ability to: manage risks associated with continued uncertainty in the global economy; increase revenue from its services to realize its targets for financial and operating performance; maintain and increase traffic on its network; develop and maintain effective business support systems; manage system and network failures or disruptions; avert the breach of its network and computer system security measures; develop new services that meet customer demands and generate acceptable margins; manage the future expansion or adaptation of its network to remain competitive; defend intellectual property and proprietary rights; manage continued or accelerated decreases in market pricing for communications services; obtain capacity for its network from other providers and interconnect its network with other networks on favorable terms; attract and retain qualified management and other personnel; successfully integrate future acquisitions; effectively manage political, legal, regulatory, foreign currency and other risks it is exposed to due to its substantial international operations; mitigate its exposure to contingent liabilities; and meet all of the terms and conditions of its debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information

Media:	Investors:
Francie Dudrey	Mark Stoutenberg
720-888-5434	720-888-2518
Francie.Dudrey@Level3.com	Mark.Stoutenberg@Level3.com

Level 3 Communications:

Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing definitions of non-GAAP financial metrics and reconciliations to the most directly comparable GAAP measures.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis.

In addition, measures referred to in the accompanying news release as being calculated “on a constant currency basis” or “in constant currency terms” are non-GAAP metrics intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such metrics are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from colocation and datacenter services, transport and fiber, IP and data services, and voice services (local and enterprise).

Gross Margin ($) is defined as total revenue less cost of revenue from the Consolidated Statements of Operations.

Gross Margin (%) is defined as gross margin ($) divided by total revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metric

Q1 2014

(in millions)

Net Income	$112
Income Tax Expense	7
Total Other Expense	145
Depreciation and Amortization	184
Non-Cash Stock Compensation	10
Adjusted EBITDA	$458

Adjusted EBITDA Margin	28.5%

Adjusted EBITDA Metric

Q1 2013(1)

(in millions)

Net Loss	$(78)
Income Tax Expense	14
Total Other Expense	219
Depreciation and Amortization	194
Non-Cash Stock Compensation	37
Adjusted EBITDA	$386

Adjusted EBITDA Margin	24.5%

(1) Adjusted EBITDA and the resulting Adjusted EBITDA margin in the first quarter of 2013 exclude $15 million in non-cash bonus related compensation.

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures.  Adjusted EBITDA excludes the gain (or loss) on extinguishment and modification of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using Adjusted EBITDA as a financial measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment and modification of debt and net other income (expense). Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the underlying business’ growth pattern and ability to generate cash.  Unlevered Cash Flow excludes cash used for acquisitions and debt service and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Unlevered Cash Flow to measure the company’s cash performance as it excludes certain material items such as payments on and repurchases of long-term debt, interest income, cash interest expense and cash used to fund acquisitions. Comparisons of Level 3’s Unlevered Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents in the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions, principal repayments and the impact of exchange rate changes on cash and cash equivalents balances.

There are material limitations to using Free Cash Flow to measure the company’s performance as it excludes certain material items such as principal payments on and repurchases of long-term debt and cash used to fund acquisitions. Comparisons of Level 3’s Free Cash Flow to that of some of its competitors may be of limited usefulness since Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to interest expense, accounts receivable and accounts payable and capital expenditures. Free Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow
Three Months Ended March 31, 2014	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$141	$141
Capital Expenditures	(163)	(163)
Cash Interest Paid	128	N/A
Interest Income	—	N/A
Total	$106	$(22)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended March 31, 2013	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$7	$7
Capital Expenditures	(169)	(169)
Cash Interest Paid	190	N/A
Interest Income	—	N/A
Total	$28	$(162)

							1Q14/		1Q14/
							1Q13%		4Q13%
						1Q14/	Change	1Q14/	Change	1Q14
	Regional Revenue Distribution					1Q13%	Constant	4Q13%	Constant	%
	1Q13	2Q13	3Q13	4Q13	1Q14	Change	Currency	Change	Currency	CNS

CNS Revenue ($ in millions)
North America	$967	$970	$987	$1,025	$1,043	7.9%	7.8%	1.8%	1.7%	72%
Wholesale	$372	$367	$365	$374	$368	(1.1)%	(1.4)%	(1.6)%	(1.6)%	25%
Enterprise	$595	$603	$622	$651	$675	13.4%	13.5%	3.7%	3.6%	47%

EMEA	$223	$220	$222	$223	$225	0.9%	(2.8)%	0.9%	(0.4)%	15%
Wholesale	$89	$88	$88	$89	$87	(2.2)%	(5.7)%	(2.2)%	(3.8)%	6%
Enterprise	$134	$132	$134	$134	$138	3.0%	(0.8)%	3.0%	1.8%	9%

Latin America	$182	$189	$188	$195	$189	3.8%	11.9%	(3.1)%	(0.9)%	13%
Wholesale	$40	$40	$39	$41	$40	—%	7.8%	(2.4)%	0.1%	3%
Enterprise	$142	$149	$149	$154	$149	4.9%	13.0%	(3.2)%	(1.1)%	10%

Total	$1,372	$1,379	$1,397	$1,443	$1,457	6.2%	6.6%	1.0%	1.0%	100%
Wholesale	$501	$495	$492	$504	$495	(1.2)%	(1.4)%	(1.8)%	(1.8)%	34%
Enterprise	$871	$884	$905	$939	$962	10.4%	11.2%	2.4%	2.6%	66%

Total CNS	$1,372	$1,379	$1,397	$1,443	$1,457	6.2%	6.6%	1.0%	1.0%
Wholesale Voice Services and Other Revenue	205	186	172	159	152	(25.9)%	(25.6)%	(4.4)%	(4.5)%
Total Revenue	$1,577	$1,565	$1,569	$1,602	$1,609	2.0%	2.4%	0.4%	0.5%

						1Q14/	1Q14/	1Q14
	Services Revenue					1Q13%	4Q13%	%
	1Q13	2Q13	3Q13	4Q13	1Q14	Change	Change	CNS

Core Network Services Revenue ($ in millions)
Colocation and Datacenter Services	$142	$145	$144	$154	$145	2.1%	(5.8)%	10%
Transport and Fiber	$476	$480	$483	$496	$502	5.5%	1.2%	35%
IP and Data Services	$518	$522	$536	$557	$573	10.6%	2.9%	39%
Voice Services (Local and Enterprise)	$236	$232	$234	$236	$237	0.4%	0.4%	16%
Total Core Network Services	$1,372	$1,379	$1,397	$1,443	$1,457	6.2%	1.0%	100%
Wholesale Voice Services and Other	$205	$186	$172	$159	$152	(25.9)%	(4.4)%
Total Revenue	$1,577	$1,565	$1,569	$1,602	$1,609	2.0%	0.4%

Debt is defined as total gross debt, including capital leases from the Consolidated Balance Sheet.

Net Debt to Last Twelve Months (LTM) Adjusted EBITDA Ratio is defined as debt, reduced by cash and cash equivalents and divided by LTM Adjusted EBITDA.

Level 3 Communications, Inc. and Consolidated Subsidiaries

Net Debt to LTM Adjusted EBITDA Ratio as of March 31, 2014

($ in millions)

Debt	$8,388
Cash and Cash Equivalents	(607)
Net Debt	$7,781
LTM Adjusted EBITDA	$1,696
Net Debt to LTM Adjusted EBITDA Ratio	4.6

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions, except per share data)	2014	2013	2013

Revenue	$1,609	$1,602	$1,577

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue	614	618	629
Depreciation and Amortization	184	204	194
Selling, General and Administrative	547	561	599
Total Costs and Expenses	1,345	1,383	1,422

Operating Income	264	219	155

Other Income (Expense):
Interest income	—	—	—
Interest expense	(151)	(148)	(169)
Loss on modification and extinguishment of debt, net	—	(67)	—
Other, net	6	9	(50)
Total Other Expense	(145)	(206)	(219)

Income (Loss) Before Income Taxes	119	13	(64)

Income Tax (Expense) Benefit	(7)	1	(14)

Net Income (Loss)	$112	$14	$(78)

Basic Earnings per Common Share:
Net Income (Loss) per Share	$0.48	$0.06	$(0.36)
Weighted-Average Shares Outstanding (in thousands)	235,635	225,840	219,268

Diluted Earnings per Common Share:
Net Income (Loss) per Share	$0.47	$0.06	$(0.36)
Weighted-Average Shares Outstanding (in thousands)	239,294	228,827	219,268

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,	March 31,
(dollars in millions)	2014	2013	2013

Assets

Current Assets:
Cash and cash equivalents	$607	$631	$610
Restricted cash and securities	7	7	7
Receivables, less allowances for doubtful accounts	699	673	731
Other	159	143	167
Total Current Assets	1,472	1,454	1,515

Property, Plant and Equipment, net	8,260	8,240	8,144
Restricted Cash and Securities	22	23	33
Goodwill	2,575	2,577	2,557
Other Intangibles, net	186	205	249
Other Assets	374	375	384
Total Assets	$12,889	$12,874	$12,882

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$561	$625	$730
Current portion of long-term debt	503	31	38
Accrued payroll and employee benefits	114	209	129
Accrued interest	174	160	179
Current portion of deferred revenue	262	253	236
Other	142	168	176
Total Current Liabilities	1,756	1,446	1,488

Long-Term Debt, less current portion	7,856	8,331	8,508
Deferred Revenue, less current portion	901	906	893
Other Liabilities	778	780	885
Total Liabilities	11,291	11,463	11,774

Stockholders’ Equity	1,598	1,411	1,108
Total Liabilities and Stockholders’ Equity	$12,889	$12,874	$12,882

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions)	2014	2013	2013

Cash Flows from Operating Activities:
Net income (loss)	$112	$14	$(78)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	184	204	194
Loss on impairment	—	7	—
Non-cash compensation expense attributable to stock awards	10	36	37
Loss on modification and extinguishment of debt, net	—	67	—
Accretion of debt discount and amortization of debt issuance costs	9	9	9
Accrued interest on long-term debt	14	(10)	(30)
Non-cash tax adjustments	(5)	(37)	—
Deferred income taxes	7	(34)	9
Gain on sale of property, plant and equipment and other assets	(1)	(1)	—
Other, net	(12)	(7)	17
Changes in working capital items:
Receivables	(26)	64	(29)
Other current assets	(18)	37	(25)
Payables	(69)	(10)	(45)
Deferred revenue	1	46	(3)
Other current liabilities	(65)	1	(49)
Net Cash Provided by Operating Activities	141	386	7

Cash Flows from Investing Activities:
Capital expenditures	(163)	(189)	(169)
Change in restricted cash and securities, net	1	(1)	3
Other	—	1	—
Net Cash Used in Investing Activities	(162)	(189)	(166)

Cash Flows from Financing Activities:
Long-term debt borrowings, net of issuance costs	—	912	—
Payments on and repurchases of long-term debt and capital leases	(3)	(986)	(186)
Net Cash Used in Financing Activities	(3)	(74)	(186)

Effect of Exchange Rates on Cash and Cash Equivalents	—	1	(24)

Net Change in Cash and Cash Equivalents	(24)	124	(369)

Cash and Cash Equivalents at Beginning of Period	631	507	979

Cash and Cash Equivalents at End of Period	$607	$631	$610

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$128	$161	$190